Exhibit 99.1

D&E COMMUNICATIONS, INC.	CONTACT:
FOR IMMEDIATE RELEASE	Thomas E. Morell
MARCH 11, 2009	Sr. Vice President, Chief Financial Officer,
Secretary and Treasurer
(717) 738-8315

D&E COMMUNICATIONS REPORTS FOURTH QUARTER AND YEAR END 2008 RESULTS

•	Fourth quarter 2008 reported net loss of $7.8 million and adjusted net income of $3.5 million (shown below) excluding impairment charges and other items impacting comparability

•	Non-cash impairment charge of $19.6 million ($11.5 million after tax) recorded in the fourth quarter of 2008

•	Full year 2008 reported net loss of $11.0 million and adjusted net income of $11.6 million (shown below) excluding impairment charges and other items impacting comparability

•	Full year 2008 Systems Integration Adjusted EBITDA of $31,000, a $2.0 million improvement from 2007

EPHRATA, PENNSYLVANIA (March 11, 2009) – D&E Communications, Inc. (“D&E” or the “Company”) (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced the results of its operations for the fourth quarter and year ended December 31, 2008.

For the fourth quarter of 2008, the Company reported a net loss of $7.8 million, or $0.54 per share, compared to a net income of $2.0 million, or $0.14 per share, for the same period last year. The operating loss for the fourth quarter of 2008 was $9.5 million, compared to operating income of $4.1 million in the fourth quarter of 2007. Total operating revenue for the fourth quarter of 2008 was $37.5 million, compared to $38.8 million in the fourth quarter of 2007.

Results for the fourth quarter of 2008 included a non-cash intangible asset impairment of $19.6 million ($11.5 million, or $0.79 per share, after tax) on the Wireline franchise intangible assets as a result of an interim test for impairment of goodwill and intangible assets as of December 31, 2008. In the fourth quarter of 2008, the Company recorded a reserve of $0.7 million ($0.4 million, or $0.03 per share, after tax) on a note receivable from the sale of assets in 2006.

The revenue decrease of $1.3 million for the fourth quarter 2008 was the result of decreases in Wireline and Systems Integration segment revenues of $1.2 million and $0.1 million, respectively. Operating income (loss) declined $13.6 million primarily as a result of the non-cash intangible asset impairment described above and a decline in operating revenue of $1.3 million, partially offset by a decline in Wireline depreciation expense of $0.9 million ($0.6 million, or $0.04 per share, after tax) primarily due to certain fixed assets becoming fully depreciated in June and July 2008, a decline in other operating expenses of $1.2 million and the effect of the fourth quarter 2007 non-cash goodwill impairment of $5.2 million ($4.7 million, or $0.32 per share, after tax) recognized in the Systems Integration segment.

The fourth quarter 2007 results included income of $4.6 million ($2.7 million, or $0.19 per common share, after tax) from the collection of the remaining outstanding principal on the note received from the sale of Conestoga Wireless assets in 2003, which was scheduled to be paid in monthly installments through June 1, 2009. The note receivable was fully reserved on our balance sheet. In the fourth quarter of 2007, the Company recognized a reserve of $0.13 million ($0.1 million, or $0.01 per share, after tax) on the note receivable from the sale of assets in 2006. Net income for the fourth quarter of 2008 before the decline in depreciation expense and other items described above was $3.5 million, or $0.24 per share. Net income for the fourth quarter of 2007 before the items described above was $4.1 million, or $0.28 per share.

Total operating revenue for the full year 2008 was $149.5 million, compared to $152.6 million for the previous year. The revenue decrease of $3.1 million for the year 2008 was due to lower Wireline and Systems Integration segment revenues of $1.7 million and $1.6 million, respectively, partially offset by an increase in Corporate and Other segment revenue of $0.2 million. The operating loss for 2008 was $10.9 million, compared to operating income of $24.6 million in 2007. The net loss for the year was $11.0 million, or $0.76 per share, compared to a net income of $10.6 million, or $0.74 per share, for 2007. Net income before certain one-time items described below was $11.6 million, or $0.80 per share, for the year ended December 31, 2008, compared to $11.6 million, or $0.81 per share, for the year ended December 31, 2007.

Results for the year 2008 included non-cash intangible asset impairments of $45.8 million ($26.8 million, or $1.85 per share, after tax) on the Wireline franchise intangible assets as a result of the completion of the Company’s annual and interim tests for impairment of goodwill and intangible assets as of April 30, 2008 and December 31, 2008, respectively. The year 2008 results were also affected by income of $2.9 million ($1.7 million, or $0.12 per common share, after tax) from the termination of a lease guarantee, a decrease in depreciation expense in the Wireline segment of $4.7 million ($3.0 million, or $0.21 per share, after tax) primarily due to revisions in the estimated useful lives of certain fixed assets effective July 2007 and certain fixed assets becoming fully depreciated in the first and second quarters of 2007 and June and July of 2008, partially offset by the depreciation expense on additional fixed assets placed in service in the current year, and a reserve of $0.9 million ($0.5 million, or $0.04 per share, after tax) recognized on a note receivable from the sale of assets in 2006.

Results for the year 2007 included a non-cash goodwill impairment charge of $5.2 million ($4.7 million, or $0.32 per common share, after tax) described above, a gain of $0.6 million ($0.6 million, or $0.04 per share, after tax) from life insurance proceeds, income of $5.5 million ($3.2 million, or $0.22 per common share, after tax) from the collection of the remaining outstanding principal on the note received from the sale of Conestoga Wireless assets as described above and a reserve of $0.13 million ($0.1 million, or $0.01 per share, after tax) on the note receivable from the sale of assets in 2006.

“Our fourth quarter results were negatively affected by a non-cash franchise intangible asset impairment charge as well as an impairment on a note receivable from the sale of assets in 2006”, stated James W. Morozzi, D&E’s President and CEO. “The franchise intangible asset impairment was the result of our 2002 acquisition of Conestoga Enterprises Inc. and the value ascribed to the franchise intangible assets acquired as part of that transaction at that point in time. We have determined that the value of these franchise intangible assets needed to be reduced due to our lower estimates of future regulated cash flows from this entity.”

Morozzi continued, “We also concluded that the value of a note receivable should be reduced due to the note payer’s business experiencing a decline in light of the current economic turmoil. Operationally, these impairment charges had no impact on our cash flow from operations. For the full year 2008, we generated solid Adjusted EBITDA of $64.4 million. DSL/High-speed Internet Subscribers continued to grow, while RLEC access line loss was moderate. Our Systems Integration segment made great strides and reported positive Adjusted EBITDA for the full year 2008 compared to a negative Adjusted EBITDA of $1.9 million in 2007.”

The following table provides a reconciliation of reported and adjusted net income (loss) and earnings per share:

	Three Months Ended December 31,				Year Ended December 31,
	2008		2007		2008		2007
(Dollar amounts in millions, except per-share amounts)	Amount	Per-share	Amount	Per-share	Amount	Per-Share	Amount	Per-Share
Reported net income (loss)	$(7.8)	$(0.54)	$2.0	$0.14	$(11.0)	$(0.76)	$10.6	$0.74
Items impacting comparability:
Decrease in depreciation, net of tax, compared to 2007	(0.6)	(0.04)	—	—	(3.0)	(0.21)	—	—
Intangible asset impairment, net of tax	11.5	0.79	—	—	26.8	1.85	—	—
Note receivable reserve, net of tax	0.4	0.03	0.1	0.01	0.5	0.04	0.1	0.01
Lease guarantee termination, net of tax	—	—	—	—	(1.7)	(0.12)	—	—
Goodwill impairment, net of tax	—	—	4.7	0.32	—	—	4.7	0.32
Note receivable collected, net of tax	—	—	(2.7)	(0.19)	—	—	(3.2)	(0.22)
Life insurance gain, net of tax	—	—	—	—	—	—	(0.6)	(0.04)

Adjusted net income	$3.5	$0.24	$4.1	$0.28	$11.6	$0.80	$11.6	$0.81

Summary Statistics

	December 31, 2008	December 31, 2007	Change	% Change
RLEC access lines	119,102	124,600	(5,498)	(4.4)%
CLEC access lines	46,436	46,002	434	0.9%
DSL/High-speed Internet Subscribers	43,058	38,333	4,725	12.3%
Dial-up Internet subscribers	2,183	3,254	(1,071)	(32.9)%
Video subscribers	8,487	7,986	501	6.3%
Web-hosting customers	982	1,009	(27)	(2.7)%

Total customer connections	220,248	221,184	(936)	(0.4)%

On a segment by segment basis, the Company reported the following information:

Wireline

Fourth quarter 2008 revenues from the Wireline segment were $36.0 million, as compared to $37.2 million for the fourth quarter 2007. The decrease was due in large part to lower network access revenue of $1.6 million primarily due to a decline in NECA revenue and minutes of use, partially offset by increased DSL/High-speed Internet revenue of $0.4 million due to subscriber growth. Full-year 2008 revenue for the Wireline segment was $144.0 million compared to $145.7 million for 2007. The decrease was caused mainly by a reduction in network access revenue of $3.9 million primarily due to lower NECA revenue and minutes of use and a decline in directory revenue of $0.8 million. These decreases were partially offset by increased DSL/High-speed Internet revenue of $2.1 million due to subscriber growth and higher video, business continuity and co-location revenues of $0.6 million.

Wireline operating expenses for the fourth quarter of 2008 were $45.2 million, compared to $27.3 million during the same period last year, with the increase caused primarily by the non-cash intangible asset impairment of $19.6 million. Depreciation expense decreased $0.9 million primarily due to certain fixed assets that became fully depreciated in June and July of 2008. Corporate overhead expenses decreased $0.6 million. Cost of services decreased $0.2 million due to a settlement reached with a vendor on estimated amounts owed to them.

Wireline operating expenses for the full year 2008 were $153.4 million, compared to $112.8 million during the same period last year, with the increase caused primarily by the non-cash intangible asset impairments of $45.8 million. Depreciation expense decreased approximately $4.7 million primarily due to revisions in the estimated useful lives of certain fixed assets to update composite depreciation rates for regulated telephone property and certain fixed assets that became fully depreciated in 2007 and 2008. All other Wireline expenses decreased $0.5 million.

The operating loss was $9.2 million for the fourth quarter of 2008 compared to operating income of $9.9 million for the fourth quarter of 2007. For the year, the Wireline segment reported an operating loss of $9.4 million, down from operating income of $32.9 million in 2007, primarily due to the intangible asset impairments of $45.8 million, partially offset by the decline in depreciation expense of $4.7 million.

Systems Integration

System Integration revenues for the quarter were $1.1 million, compared to $1.2 million for the same period last year. The primary reason for the decline in revenues was lower computer product sales. For the year, Systems Integration segment revenue was $3.8 million, compared to $5.4 million in 2007. Computer products sold decreased $1.0 million and communication services revenue decreased $0.6 million primarily due to the expiration of a contract with a large retail services customer on March 31, 2007 resulting in lower revenue of $0.8 million.

Fourth quarter 2008 operating expenses were $1.0 million, compared to $6.8 million in the fourth quarter of 2007. The Company recognized a non-cash goodwill impairment charge of $5.2 million in the fourth quarter of 2007, which was the entire balance of goodwill of the Systems Integration segment. In addition, labor and benefits costs declined approximately $0.4 million. For the year 2008, operating expenses were $3.9 million, compared to $12.8 million in the previous year. Labor and benefits costs declined approximately $1.8 million and subcontractor costs declined $0.3 million due to the contract expiration and a reduction in the number of employees. The cost of computer products sold declined $0.9 million in conjunction with the decline in sales. In 2007, we recognized a non-cash goodwill impairment charge of $5.2 million.

The operating income for the fourth quarter 2008 was $0.1 million compared to an operating loss of $5.6 million in the fourth quarter of 2007. The operating loss for 2008 was $0.1 million compared to an operating loss of $7.4 million in 2007 primarily due to the goodwill impairment of $5.2 million.

Adjusted EBITDA

We present the non-GAAP (generally accepted accounting principles) measure Adjusted EBITDA (as defined herein) below and anticipate referring to this measure in the conference call referenced below. Presentation of Adjusted EBITDA is consistent with how we evaluate performance of our business segments and Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Adjusted EBITDA is a non-GAAP operating measure under Regulation G of the Securities and Exchange Commission. We compute Adjusted EBITDA by adding depreciation, amortization and goodwill and intangible asset impairments to operating income. Each of these GAAP financial measures is a line item in our income statement and thus Adjusted EBITDA can be reconciled to net income, the most comparable GAAP financial measure to it. However, other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as a substitute for cash flow from operating activities as a measure of liquidity or a substitute for net income as an indicator of operating performance or any other measure of performance derived in accordance with GAAP. Net income (loss) is reconciled to consolidated Adjusted EBITDA for the three months and years ended December 31, 2008 and 2007, respectively, in the following table:

(Dollar amounts in thousands)	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Consolidated Adjusted EBITDA	$17,040	$17,031	$64,391	$64,005

Depreciation and amortization	(6,961)	(7,812)	(29,442)	(34,208)
Goodwill and intangible asset impairments	(19,600)	(5,158)	(45,800)	(5,158)

Operating income (loss)	(9,521)	4,061	(10,851)	24,639

Interest expense, net of interest capitalized	(3,059)	(3,729)	(12,312)	(14,928)
Other income (expense), net	(681)	5,164	2,944	8,242
Income taxes	5,442	(3,492)	9,330	(7,249)
Dividends on utility preferred stock	(16)	(16)	(65)	(65)

Net income (loss)	$(7,835)	$1,988	$(10,954)	$10,639

Operating income (loss) is reconciled to segment and consolidated Adjusted EBITDA for the years ended December 31, 2008 and 2007, respectively, in the following table:

(Dollar amounts in thousands)		Systems	Corporate
	Wireline	Integration	& Other	Consolidated
	Year ended December 31, 2008
Adjusted EBITDA	$64,863	$31	$(503)	$64,391

Depreciation and amortization	(28,483)	(155)	(804)	(29,442)
Intangible asset impairments	(45,800)	—	—	(45,800)

Operating income (loss)	$(9,420)	$(124)	$(1,307)	$(10,851)

	Year ended December 31, 2007
Adjusted EBITDA	$66,079	$(1,955)	$(119)	$64,005

Depreciation and amortization	(33,206)	(272)	(730)	(34,208)
Goodwill impairment	—	(5,158)	—	(5,158)

Operating income (loss)	$32,873	$(7,385)	$(849)	$24,639

Conference Call

The Company will host a conference call and live webcast Thursday, March 12, 2009 at 11:00 a.m. Eastern Time. Parties in the United States and Canada can call 877-719-9786 to access the conference call. Parties outside the United States and Canada can access the call at 719-325-4830. The live webcast of the conference call will be accessible from the “Investors” section of the Company’s website (www.decommunications.com). The webcast will be archived for a period of 90 days.

About D&E Communications

D&E is a leading integrated communications provider offering high-speed data, Internet access, local and long distance telephone, business continuity and co-location services, data and professional IT services, network monitoring, security solutions and video services. Based in Lancaster County, D&E has been serving communities in central and eastern Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to: the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the increasingly competitive nature of the communications industry; the complex and uncertain regulatory environment faced by communications companies such as D&E; the current review of proposals for intercarrier compensation reform by the Federal Communications Commission; the indebtedness of the Company, potential future goodwill or intangible asset impairment charges and the current conditions in the financial and credit markets and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, expect per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(Unaudited)
	2008	2007	2008	2007
OPERATING REVENUES
Communication service revenues	$35,972	$37,261	$143,926	$146,631
Communication products sold	592	801	2,429	3,046
Other	916	712	3,096	2,872

Total operating revenues	37,480	38,774	149,451	152,549

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	11,649	12,353	47,735	49,528
Cost of communication products sold	471	690	1,965	2,496
Depreciation and amortization	6,961	7,812	29,442	34,208
Marketing and customer services	3,431	3,412	14,142	13,910
General and administrative services	4,889	5,288	21,218	22,610
Goodwill and intangible asset impairments	19,600	5,158	45,800	5,158

Total operating expenses	47,001	34,713	160,302	127,910

Operating income (loss)	(9,521)	4,061	(10,851)	24,639

OTHER INCOME (EXPENSE)
Interest expense	(3,059)	(3,729)	(12,312)	(14,928)
Other, net	(681)	5,164	2,944	8,242

Total other income (expense)	(3,740)	1,435	(9,368)	(6,686)

Income (loss) before income taxes and dividends on utility preferred stock	(13,261)	5,496	(20,219)	17,953

INCOME TAXES AND DIVIDENDS ON UTILITY PREFERRED STOCK
Income taxes (benefit)	(5,442)	3,492	(9,330)	7,249
Dividends on utility preferred stock	16	16	65	65

Total income taxes (benefit) and dividends on utility preferred stock	(5,426)	3,508	(9,265)	7,314

NET INCOME (LOSS)	$(7,835)	$1,988	$(10,954)	$10,639

Weighted average common shares outstanding (basic)	14,444	14,420	14,471	14,399
Weighted average common shares outstanding (diluted)	14,444	14,519	14,471	14,471

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
Net income (loss) per common share	$(0.54)	$0.14	$(0.76)	$0.74

Dividends per common share	$0.12	$0.12	$0.50	$0.50

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31,
	2008	2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18,280	$17,845
Accounts and notes receivable, net of reserves of $466 and $500	13,086	14,688
Inventories	2,651	2,666
Prepaid expenses	9,367	2,887
Other	2,500	2,520

TOTAL CURRENT ASSETS	45,884	40,606

PROPERTY, PLANT AND EQUIPMENT
In service	417,209	396,659
Under construction	5,235	6,648

	422,444	403,307
Less accumulated depreciation	258,642	237,243

	163,802	166,064

OTHER ASSETS
Goodwill	138,441	137,623
Intangible assets, net of accumulated amortization	97,344	148,376
Other	7,449	8,512

	243,234	294,511

TOTAL ASSETS	$452,920	$501,181

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$7,076	$7,071
Accounts payable and accrued liabilities	10,690	17,188
Accrued taxes	543	1,093
Accrued interest and dividends	1,178	816
Advance billings, customer deposits and other	4,706	4,709
Derivative financial instruments	3,091	1,053

TOTAL CURRENT LIABILITIES	27,284	31,930

LONG-TERM DEBT	179,054	186,879

OTHER LIABILITIES
Deferred income taxes	50,071	70,977
Defined benefit plans	34,749	15,465
Other	5,181	6,610

	90,001	93,052

PREFERRED STOCK OF UTILITY SUBSIDIARY, Series A 4 1/2%, par value $100, cumulative, callable at par at the option of the Company, authorized 20,000 shares, outstanding 14 shares	1,446	1,446

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, par value $0.16, authorized shares-100,000; issued shares-16,187 at December 31, 2008 and 16,092 at December 31, 2007, outstanding shares-14,410 at December 31, 2008 and 14,425 at December 31, 2007	2,590	2,575
Additional paid-in capital	164,526	163,560
Accumulated other comprehensive income (loss)	(21,908)	(7,216)
Retained earnings	29,917	48,147
Treasury stock at cost, 1,777 shares at December 31, 2008 and 1,667 shares at December 31, 2007	(19,990)	(19,192)

	155,135	187,874

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$452,920	$501,181

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	2008	2007
	(Unaudited)
CASH FLOWS FROM INVESTING ACTIVITIES
Net income (loss)	$(10,954)	$10,639
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	29,442	34,208
Bad debt expense	731	693
Deferred income taxes	(10,761)	(3,500)
Gain from cash recovery of note receivable	—	(5,500)
Gain from life insurance proceeds	—	(588)
Stock-based compensation expense	501	425
Gain on retirement of property, plant and equipment	(141)	(134)
Goodwill and intangible asset impairments	45,800	5,158
Termination of lease guarantee	(2,904)	—
Note receivable reserve	900	125
Changes in operating assets and liabilities:
Accounts receivable	870	656
Inventories	14	38
Prepaid expenses	(6,484)	422
Accounts payable and accrued liabilities	(3,413)	1,795
Accrued taxes and accrued interest	(187)	571
Advance billings, customer deposits and other	(3)	(170)
Defined benefit plans	(3,744)	(1,757)
Other, net	20	(933)

Net Cash Provided by Operating Activities	39,687	42,148

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(24,697)	(22,457)
Proceeds from sale of property, plant and equipment	785	777
Purchases of short-term investments	—	(3,187)
Proceeds from sale of short-term investments	—	10,933
Collection of notes receivable	141	5,879
Life insurance proceeds	—	1,000
Acquisition of intangible assets	(70)	(606)

Net Cash Used in Investing Activities	(23,841)	(7,661)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(6,947)	(6,885)
Payments on long-term debt	(7,821)	(13,066)
Proceeds from issuance of common stock and stock options exercised	118	205
Excess tax benefits from stock compensation plans	37	51
Purchase of treasury stock	(798)	(48)

Net Cash Used in Financing Activities	(15,411)	(19,743)

INCREASE IN CASH AND CASH EQUIVALENTS	435	14,744

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	17,845	3,101

CASH AND CASH EQUIVALENTS, END OF YEAR	$18,280	$17,845